News

(TRIZEC LETTERHEAD)

Exhibit 99.1

Trizec Reports First Quarter 2003 Results

     CHICAGO, IL, May 8, 2003 - Trizec Properties, Inc. (NYSE: TRZ), today reported financial and operating results for the first quarter ended March 31, 2003.

     The Company reported net income available to common shareholders of $58.1 million or $0.39 per diluted share for the quarter, compared to net income available to common shareholders of $45.6 million or $0.30 per diluted share for the first quarter of 2002. The increase was due primarily to gains realized through dispositions, plus termination fees and insurance proceeds received during the quarter. The weighted average number of common shares outstanding for the quarter ended March 31, 2003 totaled 149,809,100 on a fully diluted basis, compared to 151,365,979 for the first quarter in 2002.

     For the first quarter of 2003, funds from operations available to common shareholders (“FFO”) totaled $80.5 million, compared to $88.9 million for the same period in 2002. FFO was $0.54 per diluted share, compared to $0.59 per diluted share for the same period a year earlier. The GAAP measurement most directly comparable to FFO is net income available to common shareholders. The attached financial information contains the reconciliation between FFO and net income available to common shareholders.

     Tim Callahan, Chief Executive Officer, commented, “During the first quarter, we achieved solid operating results in our core office business. We also realized substantial proceeds from non-recurring events that, along with lower than anticipated interest expense, led to higher than projected FFO for the quarter. We continue to meet our performance targets in a difficult operating environment, as we position ourselves for the future. Although the timing of a meaningful office market rebound remains uncertain, we believe we will be ready to take advantage of it.”

     First quarter 2003 total revenues were $229.7 million, compared to $230.2 million during the first quarter in 2002. The decrease was attributable to a decline in average office occupancy levels from 90.8 percent to 87.8 percent, partially offset by greater termination fees.

1 of 8

     Lease termination fees, including fees from discontinued operations and the Company’s pro-rata share from unconsolidated joint ventures, totaled $8.9 million for the quarter ended March 31, 2003, compared to $2.4 million for the same period in 2002.

     The Company leased 1.2 million square feet of space in its office portfolio in the quarter, with an average lease term of 4.5 years. The average gross rental rate on leases expiring in the quarter was $21.61 per square foot compared to $20.53 per square foot on leases executed in the quarter. At March 31, 2003, occupancy was 87.0 percent for the Company’s total office portfolio. This compares to 89.0 percent occupancy at December 31, 2002.

     Office property revenues less office property expenses (including straight-line rent and excluding termination fees) declined 4.9 percent on a same-property basis, compared to the first quarter of 2002, mainly due to a decrease in average occupancy of the same-property portfolio from 91.7 percent to 87.9 percent.

Highlights for the Quarter:

•	Consistent with its long-term plan to exit the Retail & Entertainment property business, Trizec sold Paseo Colorado in Pasadena, Calif., for $113.5 million.

•	Trizec sold two office properties in the Washington, D.C. submarkets: Rosslyn Gateway in Arlington, Va. and Goddard Corporate Park in Lanham, Md. Total proceeds were $72.8 million.

•	Detroit’s New Center One was sold by the joint venture in which Trizec has a majority interest. Joint venture sale proceeds and termination fees totaled $17.3 million. The transaction completes the Company’s departure from another secondary market, as planned.

•	Ted Jadwin joined the Company as Senior Vice President and General Counsel.

•	As anticipated and disclosed in advance, the Company paid $49.5 million in taxes resulting from the election of REIT status at the end of 2000.

     Subsequent to the end of the first quarter, in accordance with the timing that was projected in March 2002 when the Company was finalizing its corporate reorganization into a U.S. public REIT, Trizec paid a dividend of $0.20 per common share. The dividend amount represented a 129 percent increase over the dividend paid in each of the past three quarters, and it was equal to the amount projected by Company management in December, 2002.

     Also since the end of the quarter, the Company reported lease transactions in Houston totaling 838,000 square feet. The largest of these were a pair of renewal leases totaling 740,000 by Kellogg

2 of 8

Brown & Root at two Cullen Center buildings. Trizec now has executed leases for approximately 85 percent of its budgeted target for the year in this market.

     The Company reiterated its 2003 FFO guidance in the range of $1.72 to $1.82 on a fully-diluted basis.

     Trizec Properties will conduct a conference call today, May 8, from 10:00 a.m. to 11:30 a.m. CDT to discuss first quarter results and other current issues. To participate in the call, please dial 1-877-626-0598 from Canada and the U.S., or 1-706-679-0876 from outside North America, approximately fifteen minutes before the call begins. A live webcast will be available at the Trizec properties web site, www.trz.com via hyperlink. To listen to the live webcast, please visit the web site at least 15 minutes beforehand in order to download and install any necessary audio software.

     A replay of the call will be available for 15 business days by dialing 1-800-642-1687 and entering the pass code 9670694. A replay of this call will be available online at the Company’s web site and at various financial web portals.

     Consolidated financial information is attached. As well, the Company updated its quarterly supplemental financial and operating package, which can be found at Trizec’s web site, www.trz.com. The Company also furnished this news release and the updated supplemental package to the SEC under a Form 8-K.

     Trizec Properties, Inc., a real estate investment trust (REIT), is one of North America’s largest owners of commercial office properties. The Company has ownership interests in and manages a high-quality portfolio of 69 office properties totaling approximately 48 million square feet concentrated in the metropolitan areas of seven major U.S. cities. Trizec also has interests in two retail/entertainment properties. The Company trades on the New York Stock Exchange under the symbol TRZ. For more information, visit Trizec’s web site at www.trz.com.

This release contains forward-looking statements relating to the business and financial outlook of Trizec Properties, Inc., which are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements indicated in this release. Such factors include those described in more detail in the Risk Factors section our Form 10-K for the year ended December 31, 2002 filed with the SEC on March 27, 2003. Forward-looking statements in this release speak only as of the date on which such statements are made and we undertake no obligation to update any such statements that become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

3 of 8

Consolidated Balance Sheets

	March 31,	December 31,
$ thousands, except share and per share amounts	2003	2002

Assets
Real estate	$5,243,991	$5,389,013
Less: accumulated depreciation	(588,269)	(565,350)

Real estate, net	4,655,722	4,823,663
Cash and cash equivalents	43,295	62,253
Escrows and restricted cash	62,868	46,798
Investment in unconsolidated real estate joint ventures	221,970	220,583
Investment in Sears Tower	23,600	23,600
Office tenant receivables, net	22,191	26,536
Other receivables, net	29,378	20,499
Deferred rent receivables, net	136,202	131,395
Deferred charges, net	131,989	144,127
Prepaid expenses and other assets	84,389	79,805

Total Assets	$5,411,604	$5,579,259

Liabilities and Shareholders’ Equity
Liabilities
Mortgage debt and other loans	$3,179,307	$3,345,238
Trade, construction and tenant improvements payables	49,602	53,816
Accrued interest expense	17,449	12,931
Accrued operating expenses and property taxes	68,762	93,057
Other accrued liabilities	101,778	83,263
Dividends payable	30,789	—
Taxes payable	61,133	109,949

Total Liabilities	3,508,820	3,698,254

Commitments and Contingencies
Minority Interest	2,299	2,540

Redeemable Stock	200	200

Shareholders’ Equity
Common Stock, 500,000,000 shares authorized at March 31, 2003 and December 31, 2002, $0.01 par value, 150,029,664 outstanding at March 31, 2003 and December 31, 2002	1,500	1,500
Additional paid in capital	2,181,364	2,181,958
Accumulated deficit	(257,385)	(285,482)
Treasury stock, at cost, 3,646 shares at March 31, 2003 and December 31, 2002	(40)	(40)
Unearned compensation	(2,550)	(3,593)
Accumulated other comprehensive loss	(22,604)	(16,078)

Total Shareholders’ Equity	1,900,285	1,878,265

Total Liabilities and Shareholders’ Equity	$5,411,604	$5,579,259

4 of 8

Consolidated and Combined Consolidated Statements of Operations

	For the three months ended
	March 31

$ thousands, except share and per share amounts	2003	2002

Revenues
Rentals	$170,908	$169,911
Recoveries from tenants	30,911	28,474
Parking and other	24,112	26,580
Fee income	1,954	2,611
Interest	1,786	2,671

Total Revenues	229,671	230,247

Expenses
Operating	77,136	73,384
Property taxes	26,042	25,218
General and administrative	10,067	6,515
Interest	47,278	44,276
Depreciation and amortization	46,282	38,821
Stock option grant expense	158	—
Loss on early debt retirement	257	—

Total Expenses	207,220	188,214

Income before Income Taxes, Minority Interest, Income from Unconsolidated Real Estate Joint Ventures, Recovery on Insurance Claim, Discontinued Operations and Gain on Disposition of Real Estate	22,451	42,033
Provision for income and other corporate taxes	(1,730)	(1,244)
Minority interest	241	(36)
Income from unconsolidated real estate joint ventures	9,926	3,388
Recovery on insurance claim	5,266	—

Income from Continuing Operations	36,154	44,141
Discontinued Operations
Income from discontinued operations	2,855	1,441
Gain on disposition of discontinued real estate	8,526	—

Income Before Gain on Disposition of Real Estate	47,535	45,582
Gain on disposition of real estate	11,351	—

Net Income	58,886	45,582

Dividends payable to special voting and Class F convertible shareholders	(783)	—

Net Income Available to Common Shareholders	$58,103	$45,582

		Proforma

Earnings per common share
Basic	$0.39	$0.30
Diluted	$0.39	$0.30
Weighted average shares outstanding
Basic	149,785,046	149,849,246
Diluted	149,809,100	151,365,979

5 of 8

Earnings Per Share Calculations

	For the three months ended
$ thousands, except share and per share amounts	March 31

	2003	2002

Numerator:
Income from continuing operations	$36,154	$44,141
Gain on disposition of real estate	11,351	—
Less: Dividends payable to special voting and Class F convertible shareholders	(783)	—

Income from Continuing Operations Available to Common Shareholders	46,722	44,141
Discontinued operations	11,381	1,441

Net Income Available to Common Shareholders	$58,103	$45,582

Denominator:
		Proforma

Weighted average shares outstanding
Basic	149,785,046	149,849,246
Effect of dilutive securities	24,054	1,516,733

Diluted	149,809,100	151,365,979

		Proforma

Basic Earnings per Common Share
Income from continuing operations available to common shareholders	$0.31	$0.29
Discontinued operations	0.08	0.01

Net Income Available to Common Shareholders	$0.39	$0.30

		Proforma

Diluted Earnings per Common Share
Income from continuing operations available to common shareholders	$0.31	$0.29
Discontinued operations	0.08	0.01

Net Income Available to Common Shareholders	$0.39	$0.30

6 of 8

Reconciliation of Funds from Operations

     Funds from operations, as defined by the National Association of Real Estate Investment Trusts, or NAREIT, is an appropriate measure of performance for an equity REIT. The White Paper on Funds from Operations approved by NAREIT in April 2002 defines funds from operations as net income (loss), computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company computes funds from operations as net income available to common shareholders adjusted for sale of properties, real estate related depreciation and amortization, (gain) loss on early debt retirement, minority interest and recovery on insurance claim. In addition, the Company eliminates the effects of provision for loss on real estate and provision for and loss on investments because they are not representative of our real estate operations. The Company believes that funds from operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, investing activities and financing activities, it provides investors with an indication of the ability of a company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company’s computation of funds from operations may not be comparable to funds from operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently from the way the Company interprets it. Funds from operations does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of the Company’s financial performance or to cash flows from operating activities, determined in accordance with GAAP, as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to make cash distributions.

     The following table reflects the calculation of funds from operations for the three months ended March 31, 2003 and 2002:

7 of 8

Reconciliation of Funds from Operations (con’t)

$ thousands, except share and per share amounts	For the three months ended March 31

	2003	2002

Net income available to common shareholders	$58,103	$45,582
Add/(deduct):
Gain on disposition of real estate	(11,351)	—
Gain on disposition of discontinued real estate	(8,526)	—
Gain on disposition and gain on early debt retirement in an unconsolidated real estate joint venture	(2,981)	—
Depreciation and amortization (real estate related) including share of unconsolidated real estate joint ventures and discontinued operations	50,484	43,260
Loss on early debt retirement	257	—
Minority interest	(241)	36
Recovery on insurance claim	(5,266)	—

Funds from operations available to common shareholders	$80,479	$88,878

		Proforma

Weighted average shares outstanding – basic	149,785,046	149,849,246

Funds from operations per share – basic	$0.54	$0.59

Weighted average shares outstanding – diluted	149,809,100	151,365,979

Funds from operations per share – diluted	$0.54	$0.59

Note: The weighted average shares outstanding for the three months ended March 31, 2002 are based on common shares and common share equivalents issued on May 8, 2002 in connection with the Company’s reorganization.

8 of 8